ignite media solutions

1/5/2012

Insynergy Products INC.
4705 laurel canyon blvd
Suite 205
Studio City, CA 91607

Dear Marty

Ignite Media Solutions, LLC (formerly named Advanced Interactive Sciences, LLC) ("IMS") is pleased to provide Insynergy Products Inc. (the "Company") with the IMS Solution for order taking and marketing. The IMS Solution includes both an interactive voice recognition (IVR) telephone application and an Internet application to take the name and address, phone number, credit card information and orders for Company's products ("Order Information"). The applications will provide toll-free telephone numbers and Internet forms for Company's potential customers to provide Order Information. Order Information will be in a file format to be batched and sent daily to a fulfillment location designated by Company for shipping. IMS will also include toll-free numbers on the Internet forms that will route to the telephone application. IMS will provide the necessary media reports, summary and fulfillment layouts. The Company will have real-time access to the IMS reporting package via password-protected web portal to track statistics.

As part of its marketing activities, Company authorizes IMS to add, with Company's prior approval, third party cross sell and referral programs ("Third Party Products") to the Internet and telephone applications. Company and IMS shall agree on compensation to Company related to Third Party Products before their use. IMS shall pass through to Company all marketing materials generated by third parties, "as is" with no representations or warranties. Company shall have the right of review and approval of all Third Party Products and related marketing materials before their use.

As a part of our successful partnership, it is important that your Company provide specific metrics that will determine our success. Based on these metrics, your Company and IMS will determine the success achieved. If a test is cost effective and proves profitable then Company agrees to utilize the IMS Solution in good faith for Company's sales through telephone and Internet applications for the Company's product(s) that were offered through IMS applications, and to consider in good faith utilizing the IMS Solution for other Company products.

The Addendum and the Standard Terms and Conditions (IMS 2010129) attached, as well as addendums and amendments that may be signed later, are part of our Agreement.

IMS: Ignite Media Solutions, LLC

By: ____________________________
Name: Michael Ferzacca, CEO

Acknowledged and agreed this 1/5/2012

Company: Insynergy Products Inc...

Company contact information:

Name: MARTY GOLDROD

Telephone number: 818-760-1644

By: Marty Goldrod
Name: Marty Goldrod President/COO

ignite media solutions

E-mail address: marty@insynergyproducts.com

ignite
media solutions

Addendum

This Addendum is made to that certain Agreement by and between Insynergy Products Inc.("Company") and Ignite Media Solutions, LLC ("IMS") dated 1/5/2012

Success metrics:

A. $80-$100 gross revenue per order;

B. 45-55% conversion percentage of calls received (excluding additional calls from the same caller) to orders placed;

C. 7-9% conversion percentage of unique website traffic to orders placed; and

D. $3.00 telephone application cost per order.

Media

Company will purchase and execute media advertising of $15,000_for Company's product(s) which are offered through IMS application(s). The targeted date for live advertising is ________________________.

Third Party Products

IMS shall pay Company $10.00 for each final, confirmed sale of Third Party Products through the telephone application (IVR). IMS shall pay Company amounts to be agreed upon for final, confirmed sales of Third Party Products through other applications.

TopTVStuff

For all Internet applications, Company authorizes IMS to add an offer for site visitors to join TopTVStuff.com.

For the basic Internet application, the charges to Company are as follows:

For marketing programs and DRTV media managed by Company, IMS will charge Company $1.00 Reduced to $.75for each time a potential customer of Company provides Order Information for the product via the Internet and IMS delivers it to Company or Company's designated agent (fulfillment location).

For Paid Search and other Internet applications, Company will pay IMS the following:All marketing programs will be agreed upon via email before start date

For certain marketing programs provided and managed by IMS, Company shall pay the following fixed fees for each time a potential customer of Company provides Order Information for the product offer via the Internet and IMS delivers it to Company or Company's designated agent (fulfillment location):

1. Trademark paid search $5.00

2. Other paid search 30% of total revenue

3. Affiliate marketing 35% of total revenue

4.	E-mail marketing	tbd
5.	Banner marketing	tbd
6.	Boomerang marketing	$10 exit pops/$8 email/35% of total revenue for display ads

For the telephone (IVR) and Internet applications, the following shall apply:

1. Inbound calls are billed at $0.17 reduced to $.15 ($0.19 for Spanish) ($0.25 for calls from Canada) per connect minute.

2. There is a $0.35 ($0.40 for Spanish) per order processing fee for all phone orders.

3. There is a set-up and development fee of $1,500Reduced to $750 for the IVR application, which must be received by IMS prior to implementation of the IMS Solution.

4. Charges for changes to IMS IVR applications, or for additional voice recording, at rates to be agreed upon by Company and IMS at the time such changes are requested by Company.

5. For each new standard Internet application, Company will pay a set-up and development fee of $5,000 Reduced to$2000. For a Storefront Internet application, the fee is $15,000. All fees must be received by IMS prior to implementation of the IMS Solution.

6. For changes to existing Internet applications, Company will pay the following amounts to IMS, which must be received by IMS prior to implementation of changes:

   a. $500 for each verbiage change, image change and application configuration.

   b. $1,000 for each offer change with no design changes, landing page redesign with no offer change, and landing page split with new design and text.

   c. $2,500 for each offer change with redesign.

   d. Any work not listed above will be assessed by IMS for the level of effort needed, and IMS will provide pricing to Company promptly following the receipt of full requirements from Company, with a target turnaround goal of 24 business hours. Company and IMS may document any agreement reached authorizing such work and the pricing for such work by email.

7. IMS will use commercially reasonable efforts to (a) retain fulfillment files until they are picked up by Company or delivered to Company, (b) retain backup database files for sixty days after their creation, and (c) record and store calls for two years.

8. If there are errors caused by IMS in the media or marketing provided by IMS, and if Company and IMS agree that monetary losses were incurred by Company as a result, then IMS will provide credits equal to such losses against future charges from IMS.

Live operator services: No live agent to start and prices to be negotiated before launch.

In connection with Company's marketing projects, but only for English applications, Company authorizes IMS to (a) respond to inbound order and customer service telephone calls from Company's potential customers and customers who elect to speak to an agent while engaged with the IMS Solution ("Live Calls"), and (b) record information required to update records of Company's customers, (collectively "Telephone Response Services"). Company shall provide such media plans as available and projected volumes of Live Calls weekly to IMS. Company shall provide scripts and other marketing material as reasonably necessary to allow IMS to train and instruct personnel providing Telephone Response Services. Such scripts and marketing material shall be subject to reasonable acceptance by IMS. IMS shall provide daily management reports as shall be mutually agreed upon by Company and IMS.

Company shall pay to IMS the following fees and charges:

A. Live Calls	$0.80 per connect minute from within the USA and from Canada
B. Message Recording and storage (2 years)	$0.045 per recorded minute
C. Message Retrieval	$1.00 per message

Note: If required, IMS will attempt to record all calls within its capacity. Capacity limitations may apply in a spike-call environment. Storage of such recordings will be limited to two years.

D. One-time programming, training and set-up fee	$1,000.00

Item D must be received by IMS prior to implementation of live operator services. Items A, B and C shall be paid within ten (10) days after invoicing.

Transfers

In consideration of the resources and time devoted by IMS to create, implement and maintain Company's applications, and the value thereby created for Company, in the event that Company transfers Company's product(s) that were offered through IMS application(s), then Company shall require the transferee of such Company's product(s) to utilize IMS application(s) exclusively for offering and/or selling such Company product(s). The term "transfers" includes the sale or licensing of such product(s), concept, brand or other intellectual property, and also includes a change of control of Company which includes product(s). This provision shall survive any termination of the Agreement between Company and IMS.

STANDARD TERMS AND CONDITIONS

IGNITE MEDIA SOLUTIONS, LLC (IMS)

IMS2010129

1. This Agreement ("Agreement") shall mean the letter agreement attaching these Standard Terms and Conditions and all attachments and addendums thereto. The "IMS Solution" shall mean some or all of the Internet applications, interactive voice applications and mobile developed by IMS for use in connection with Company's marketing activities.

2. IMS grants to Company the non-exclusive right to use the IMS Solution until either party notifies the other that it elects to terminate this Agreement by providing written notice to the other party at least thirty (30) days prior to the termination date (the "Term").

3. Company acknowledges and agrees that all right, title and interest in the IMS Solution is held by IMS, and the Company's rights are limited to using the IMS Solution as set forth above.

4. Company shall be solely responsible for any marketing information and content developed by the Company and incorporated into the IMS Solution. IMS shall have the right of reasonable review and approval of Company's marketing information, content, services and products. The Company shall be responsible for obtaining all legal, regulatory or governmental approvals, and for complying with all applicable laws related to the Company's marketing activities. The Company shall develop and maintain substantiation and documentation for all marketing and advertising claims.

5. Company shall pay to IMS the fees set forth in this Agreement. IMS will invoice the Company weekly. The Company shall pay IMS within 10 days after invoicing. IMS shall be entitled to hold Order Information, and not deliver it to Company, during any time when amounts due to IMS remain unpaid. IMS shall be entitled to add late payment charges on amounts overdue equal to the lesser of 1% per month, or the highest rate permitted by law.

6. Prior to implementation of the IMS Solution, and at any time upon request by IMS, Company shall provide IMS with financial statements in accordance with GAAP, or equivalent financial information, setting forth the financial condition of Company, banking information and at least three current credit references so that Company's credit may be considered and approved or disapproved by IMS. IMS may deny the provision of the IMS Solution if Company credit is not approved by IMS, in its sole judgment. Such information shall be protected as the confidential information of Company. If any amounts due to IMS remain unpaid on the due date, or if Company's overall financial condition is not acceptable to IMS, IMS may require security from Company, such as a deposit. Company shall provide such security within three business days. IMS is not obligated to initiate or continue to provide the IMS Solution or any services if financial or other information is not provided, or if any security is not received.

7. IMS agrees that any intellectual property specifically related to the Company's products and/or programs, such as customer lists and media results data, is, and shall be, the sole property of Company, and that IMS will take whatever action is reasonably necessary to perfect Company's ownership interests in such property. Furthermore, IMS shall not resell or otherwise utilize such intellectual property without permission from the Company.

8. Company agrees that any intellectual property related to the IMS Solution that is created through the joint efforts of the parties is, and shall be, the sole property of IMS, and that the Company will take whatever action is reasonably necessary to perfect IMS's ownership interests in such property.

9. IMS shall indemnify, defend and hold Company, its affiliates, and their respective officers, directors, and employees, harmless from and against any and all claims, demands, liabilities, loss, damages, expenses, proceedings, actions or causes of action or government inquiries, including attorneys' fees and expenses and costs, arising out of or connected with personal injury or property damage to the extent such injury and/or damage results from the negligence or willful misconduct of IMS or its employees, agents, or subcontractors. IMS will not consent to any judgment, attachment of any lien or any other act adverse to the interest of Company without express written consent from Company.

10. Company shall indemnify, defend and hold IMS, its affiliates, and their respective officers, directors, and employees, harmless from and against any and all claims, demands, liabilities, loss, damages proceedings, actions or causes of action or government inquiries, including attorneys' fees and expenses and costs, arising out of or connected with (i) personal injury or property damage to the extent such injury and/or damage results from the negligence or willful misconduct of Company or its employees, agents, or subcontractors, (ii) this Agreement except as set forth above in the preceding paragraph, (iii) the engagement of IMS to perform under this Agreement, or (iv) Company's business or products and any marketing information or content incorporated into the services provided by IMS. Company will not consent to any judgment, attachment of any lien or any other act adverse to the interest of IMS without express written consent from IMS.

11 In no event, shall IMS's liability to the Company, its affiliates or any third party, arising out of this Agreement (including breach of this Agreement) exceed the amount paid to IMS by the Company during the six (6) month period immediately prior to the event from which such alleged liability arose, and such liability shall be the exclusive remedy available, whether in contract, tort or otherwise. Also, in no event shall IMS be liable for any indirect, incidental, consequential, punitive, special or exemplary damages. Also, with respect to Internet applications, IMS shall not be responsible or liable for any delays or failures related to domain name registrations or SSL certifications.

12. The IMS Solution is being provided "as is." **IMS MAKES NO REPRESENTATIONS OR WARRANTIES AND DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, DESIGN, FUNCTIONING, SUITABILITY FOR THE COMPANY'S USE, MERCHANTABILITY, FITNESS FOR ANY PURPOSE OR USE, WITH RESPECT TO THE IMS SOLUTION OR ANY SERVICES PROVIDED BY IMS TO THE COMPANY HEREUNDER. IMS DOES NOT WARRANT THAT THE IMS SOLUTION OR OTHER GOODS OR SERVICES PROVIDED HEREUNDER WILL MEET THE COMPANY'S REQUIREMENTS OR THAT THE USE OF THE IMS SOLUTION OR OTHER GOODS OR SERVICES PROVIDED HEREUNDER WILL BE ERROR-FREE.**

13. The parties agree that any dispute arising from this Agreement shall be settled by final and binding arbitration conducted in a mutually agreed upon location in the Washington, D.C. metropolitan area, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, and the prevailing party shall be entitled to all costs, expenses and attorney fees. Notwithstanding the foregoing, if Company fails to pay IMS, IMS shall have the right to initiate a collection action in any court and in any jurisdiction, and Company consents to personal jurisdiction therein, and IMS shall be entitled to all costs, expenses and attorney fees related thereto. This Agreement shall be governed by the laws of the Commonwealth of Virginia. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

14. Neither party shall disclose or use any information which the other party discloses and identifies as its confidential information, including without limitation, any and all information relating to its business, technology, and finances or any proprietary information of such party. Confidential information shall not include any information that: (i) is or subsequently becomes publicly available without receiving party's breach of any obligation owed to disclosing party; (ii) was known by receiving party prior to the disclosure thereof through no breach of any third party obligation of confidentiality to disclosing party; (iii) became known to receiving party from a third party through no breach of an obligation of confidentiality owed to disclosing party; (iv) is independently developed by receiving party without receiving party's breach of any obligation owed to disclosing party and without incorporating nor referencing nor based upon any of the confidential information.